UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

  OMAGINE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	9995	20-2876380
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue, Suite 1103
New York, New York 10118
(212) 563-4141

(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Frank J. Drohan, Chief Executive Officer and Chief Financial Officer
Omagine, Inc.
350 Fifth Avenue, Suite 1103
New York, New York 10118
(212) 563-4141

(Name, address, including zip code, and telephone number, including area code, of agent for service)

  Copies to:
Michael Ference, Esq.
David Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

Not Applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box: [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [x]
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Deregistration of Shares of Common Stock

Omagine, Inc. (the “Company) filed a Registration Statement (the “Registration Statement”) on Form S-8 on September 20, 2007, pursuant to which 2,500,000 shares of the Company’s Common Stock (the “Shares”) available for issuance under the “Alfa International Corp. 2003 Stock Option Plan" (the “Alfa Plan”) were registered.

In December 2008, 12,000 of the Shares were issued and sold to two directors of the Company pursuant to stock options granted under the Alfa Plan and exercised by such directors. Other than the foregoing stock options exercised for the purchase of 12,000 Shares, no other stock options were exercised under the Alfa Plan and none of the remaining 2,480,000 Shares were issued or sold.

On December 30, 2009, the Company effected a 1-for-100 reverse split of its Common Stock (“Reverse Split “) followed immediately by a 20-for-1 forward split of its Common Stock (“Forward Split “) (collectively, the “Stock Splits”). As ratified by the Company’s stockholders on December 29, 2009, the Alfa Plan was amended to (a) change its name to the “2003 Omagine Inc. Stock Option Plan” (the “Omagine Plan”), and (b) establish two million five hundred thousand (2,500,000) as the number of shares of Common Stock reserved subsequent to the Stock Splits for issuance under the Omagine Plan.

The Company hereby amends the Registration Statement to deregister a total of  2,480,000 of the Shares (496,000 shares on a post-Stock Splits basis) which were not issued or sold pursuant to the Alfa Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York, State of New York, on August 1, 2011.

OMAGINE, INC.
A Delaware corporation

By:	/s/ Frank J. Drohan
Frank J. Drohan
Its:	Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer and Principal Financial Officer)

In accordance with the requirements of the Securities Act, this post-effective amendment to the Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank J. Drohan	Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer and Principal Financial Officer)	August 1, 2011
Frank J. Drohan

/s/ Charles P. Kuczynski	Vice-President, Secretary and Director	August 1, 2011
Charles P. Kuczynski

/s/ Salvatore J. Bucchere*	Director	August 1, 2011
Salvatore J. Bucchere

/s/ Kevin O’C. Green*	Director	August 1, 2011
Kevin O’C. Green

/s/ Louis J. Lombardo*	Director	August 1, 2011
Louis J. Lombardo

*By_/s/ Frank J. Drohan	Attorney-in-fact	August 1, 2011
Frank J. Drohan

4